Exhibit 4.1

AMENDMENT AND WAIVER TO

SECURED CONVERTIBLE NOTE

This AMENDMENT AND WAIVER TO SECURED CONVERTIBLE NOTE (this “Amendment”) is made as of May 8, 2025 (the “Amendment Effective Date”), by and between Agrify Corporation, a Nevada corporation (the “Company”) and RSLGH, LLC, a Delaware limited liability company (the “Holder”), with reference to the following facts:

RECITALS

A. The Company issued to Holder that certain Secured Convertible Note, dated November 5, 2024, issued as Certificate No. D-1 (the “Note”, capitalized terms used but not defined herein shall have the meanings set forth in the Note).

B. Pursuant to the terms of the Note, the Company is to pay to Holder accrued Stated Interest at each Interest Payment Date.

C. The Company and Holder previously agreed in principal that the Company would withhold payment to Holder of the accrued Stated Interest on March 3, 2025, being the first Stated Interest Date (the “Withheld Payment”).

D. The Holder desires to waive any perceived noncompliance under the Note for failure to pay the Withheld Payment on the Interest Payment Date and the Holder and the Company desire to amend the Note as set forth in this Amendment

NOW, THEREFORE, in consideration of the execution and delivery of the Holder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby further agree as follows:

AGREEMENT

1. Recitals. The foregoing recitals are true and correct and are incorporated herein in their entirety.

2. Waiver. Holder hereby acknowledges the Withheld Payment and waives any Default or Event of Default that would otherwise be caused by the Withheld Payment, effective as of the date the Withheld Payment was originally due to Holder. For purposes of clarification, no Default Interest shall accrue with respect to the Withheld Payment. The Withheld Payment waiver under this Section 2 is limited as specifically written herein and shall be solely a waiver of the above described Withheld Payment and it shall not constitute a waiver of any other terms or conditions of the Note.

3. Issuance of Warrant. In full satisfaction of the payment of the Withheld Payment and any Stated Interest accrued and outstanding as of the Amendment Effective Date, the Company shall, on the date hereof, issue to the Holder a Pre-Funded Warrant, substantially in the form set forth on Exhibit A hereto, dated as of the date hereof. The number of warrant shares for such Pre-Funded Warrant shall be 18,614.

4. Amendments to the Note. As of the Amendment Effective Date, the Note is hereby amended or modified as follows:

a.	The following shall be added as definitions:

“Pre-Funded Warrant” shall mean a warrant for the purchase of Common Stock, substantially in the form set forth on Exhibit B.

b.	Section 5(A) of the Note shall be amended by adding the following sentence to the end of such Section:

“Payments of Stated Interest at each Interest Payment Date (which, for the avoidance of doubt, for the purposes of this sentence shall not include the Maturity Date) shall be made in the form of Pre-Funded Warrants, pursuant to the terms set forth in Section 5(C).”

c.	The Note is hereby amended by adding the following as new Section 5(C):

“5(C) Payments of Stated Interest. Payments of Stated Interest at each Interest Payment Date that is not the Maturity Date shall be made in the form of a Pre-Funded Warrant. The number of warrant shares for each such Pre-Funded Warrant shall be equal to (i) the amount of Stated Interest accrued and outstanding as of such Interest Payment Date divided by (ii) $27.42. Following an Interest Payment Date, Holder shall notify the Company, with sufficient detail, the Stated Interest accrued and outstanding as of such Interest Payment Date and the resulting number of warrant shares for such Pre-Funded Warrant. No later than ten Business Days following receipt of such notification, the Company shall issue to the Holder the applicable Pre-Funded Warrant, dated as of the applicable Interest Payment Date.

d.	The Note is hereby amended by attaching Exhibit A hereto as Exhibit B to the Note.

e.	The Note is hereby amended by replacing all references to the year “2026” with the year “2025”, which amendment corrects a scrivener’s error.

5. Limited Effect. The Note is not amended or waived in any other respect. All other terms and provisions of the Note not herein specifically modified and amended shall remain in full force and effect as originally set forth therein, and the Company hereby ratifies and confirms all such terms and provisions as if such terms and provisions were restated herein in their entirety. All references in the Note, the Security Agreement or any related document or agreement (collectively, the Loan Documents”) shall be deemed a reference to the Note as modified and amended herein. The Company agrees that its obligations under the Note and each other Loan Document are its valid and binding obligations, enforceable in accordance with their terms, subject to no defense, counterclaim, or objection. This Amendment amends the Note, and is intended to be a continuation of the obligations set forth therein and in each other Loan Document. Nothing in this Amendment is intended, nor shall be construed, to constitute a novation or an accord or satisfaction of the Note or any other Loan Document.

6. Reaffirmation.

a.	The Company hereby reaffirms and restates as of the date hereof each and every representation and warranty made by the Company in the Loan Documents except for representations or warranties that expressly relate to an earlier date. The representations and warranties made by the Company in the Loan Documents were true and correct in all material respects when made and are true and correct in all material respects as of the hereof, except to the extent of changes in the facts and circumstances after the date such representation and warranty was made that resulted from actions or inactions expressly contemplated by a Loan Document (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

b.	The Company hereby (a) ratifies and confirms all of the liens, conveyances and grants contained in and created by the Security Agreement or any other Loan Document and/or otherwise securing any of the Secured Obligations (as defined in the Security Agreement); (b) covenants and agrees that nothing contained in this Amendment is intended to or shall impair the liens, conveyances or grants contained in and created by the Loan Documents or otherwise, (c) ratifies and confirms all of the terms and conditions of, and all obligations owing under the Loan Documents, the Loan Documents as modified hereby, and this Amendment, and the indebtedness owing to the Holder under the foregoing, and all other obligations, and (d) covenants and agrees that as of the date this Amendment is executed, there are no off-sets or defenses to, or claims or counterclaims or rights of recoupment of any kind or nature whatsoever in respect of, the Loan Documents, the Loan Documents as modified hereby, this Amendment, or the obligations arising under any Loan Document.

7. Miscellaneous. This Amendment shall be governed by and construed under the laws of the State of Delaware, without giving effect to conflicts of laws principles. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Holder have executed this Amendment as of the Amendment Effective Date set forth above.

COMPANY

AGRIFY CORPORATION

By:	/s/ Benjamin Kovler
Name:	Benjamin Kovler
Title:	Chairman and Interim Chief Executive Officer

HOLDER

RSLGH, LLC

By:	/s/ Anthony Georgiadis
Name:	Anthony Georgiadis
Title:	Authorized Signatory

SIGNATURE PAGE TO AMENDMENT TO SENIOR SECURED CONVERTIBLE NOTE

EXHIBIT A

EXHIBIT B

FORM OF PRE-FUNDED WARRANT